Exhibit 4.2

Form of

Lock Up Agreement

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of [—] by and among [H], a Delaware corporation (“Parent”), [—], a limited liability company formed under the laws of Hungary and an indirect, wholly owned subsidiary of Parent (“Buyer”), and                     , [a [—]][an individual and resident of [—]] (the “Shareholder”).

RECITALS

WHEREAS, Parent, Buyer, [Rosebud], a company formed under the laws of the State of Israel (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Seller Indemnifying Parties in connection with the transactions contemplated thereunder (the “Representative”), and the Signing Shareholders set forth on Exhibit A thereto have entered into a Share Purchase Agreement, dated as of [—] (the “Purchase Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement);

WHEREAS, as part of the Acquisition Consideration, the Shareholder will receive shares of Parent Common Stock (in addition to a certain amount in cash) in exchange for the Company Securities held by the Shareholder (such exchange being conditioned, among others, on the Shareholder entering into this Agreement);

WHEREAS, the Shareholder will derive certain benefits from the consummation of the Transactions and in order to induce Buyer and Parent to close the Acquisition pursuant to and in accordance with the provisions of the Purchase Agreement, the Shareholder agrees to enter into, and to be bound by, this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. LOCKUP. The Shareholder agrees with Parent and Buyer as follows:

(a) In no event shall the Shareholder Transfer any shares of Parent Common Stock received by such Shareholder pursuant to the Purchase Agreement (the “Restricted Securities”) other than in accordance with all applicable securities Laws (including in accordance with the Securities Act or an exemption therefrom) and the other terms and conditions of this Agreement.

(b) Other than solely in the case of a Permitted Transfer, in addition to the requirements of Section 1(a), the Shareholder shall not Transfer any Restricted Securities during the period (the “Lockup Period”) beginning on the Closing Date and ending on the date that is the six (6) month anniversary of the Closing Date (the “Lockup Period End Date”).

(c) In addition to and without derogating from the requirements of Sections 1(a) and (b), except in connection with a Permitted Transfer, the Shareholder shall not Transfer any Restricted Securities on any given trading day in an amount (when aggregated with all Transfers on such day by the

Shareholder and/or any of his, her or its Affiliates) greater than the Shareholder’s Pro Rata Share of the Aggregated Permitted Volume Cap. Notwithstanding the foregoing, if at any time the Restricted Securities and other shares of Parent Common Stock issued to other Company Securityholders under the Purchase Agreement (or their Permitted Transferees) are traded by a single broker-dealer, then on each trading day the Pro Rata Shares (or any part thereof) of all of such holders (including the Shareholder) may be utilized by any such holder or holders (including the Shareholder); provided, however, that on any single trading day all such holders may not Transfer in the aggregate a number of shares of Parent Common Stock exceeding their aggregate Pro Rata Share of the Aggregate Permitted Volume Cap.

(d) The Shareholder consents to the entry of stop transfer instructions with Parent’s transfer agent against the Transfer of the Restricted Securities during the Lockup Period, except in compliance with this Agreement.

(e) Two appropriate notations will be made with respect to certificated or uncertificated Restricted Securities held by the Shareholder referencing restrictions on Transfer of such Restricted Securities, which notations shall state:

First Notation:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be transferred or otherwise disposed of unless such transfer or disposition is registered under such Act and all applicable laws or an exemption from registration is available.”

Second Notation:

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Lockup Agreement dated as of [—], among [PARENT], [BUYER], and [SHAREHOLDER] (a copy of which is on file with the Secretary of [PARENT]).”

(f) Notwithstanding the foregoing subsection (e), (i) the first notation shall be removed immediately following the effective date of the Registration Statement described in Section 7.17 of the Purchase Agreement (and Parent shall provide the transfer agent with the instruction and any documents requested by the transfer agent to effectuate such removal) and (ii) the second notation (and the first notation, unless previously removed) will be removed in accordance with the provisions of Section 1.3(f) of the Purchase Agreement.

2. DEFINITIONS. The following capitalized terms used in this Agreement have the following meanings:

“Aggregate Permitted Volume Cap” means the number of shares of Parent Common Stock equal to 15% of the daily volume weighted average amount of Parent Common Stock traded during the 90 trading days immediately preceding the Lockup Period End Date. A confirmation from a broker as to the Aggregate Permitted Volume Cap may be conclusively relied upon by the Shareholder.

“Permitted Transfer” means (i) a Transfer to any Person which Transfer is not effected on a stock exchange or in the public market so long as the Transferee, in connection with such Transfer, executes a joinder to this Agreement, in which such Permitted Transferee agrees to be the “Shareholder” for purposes of this Agreement (it being understood and agreed that following a Permitted Transfer the Shareholder shall continue to be bound hereunder), (ii) creation of an encumbrance, pledge, hypothecation or a similar security interest, provided that the beneficiary of such encumbrance, pledge, hypothecation or security interest agrees to be bound by the terms and conditions of this Agreement, or (iii) a Transfer pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the shares of Parent Common Stock.

“Shareholder’s Pro Rata Share” of any Shareholder shall mean the total portion of the Acquisition Consideration payable to a Shareholder at Closing, out of the total Acquisition Consideration payable to all Shareholders at Closing. A Shareholder may conclusively rely on a confirmation by the Representative as to its Pro Rata Share.

“Transfer” by a Person of any capital stock or interest in any capital stock means (i) any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, creation of other security interest, disposition or other transfer (by operation of law or otherwise) by such Person of such capital stock or interest in capital stock, either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of such capital stock or interest in capital stock or (ii) such Person entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, if such swap, agreement, transaction or series of transactions is to be settled by delivery of securities prior to the Lock Up End Date. For the avoidance of doubt, if any swap, agreement, transaction or series of transactions is to be settled by delivery of securities on or following the Lock Up End Date or settled in cash or otherwise at any time, such swap, agreement, transaction or series of transactions and any related pledge, hypothecation, assignment or transfer (or foreclosure on, or exercise of remedies in connection with such pledge, hypothecation, assignment or transfer) shall not be considered a “Transfer”. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

3. MISCELLANEOUS.

3.1 Term. This Agreement is effective as of the date hereof and shall survive in accordance with its terms; provided that this Agreement shall automatically terminate upon the earlier of (x) the sale of all Parent Common Stock by the Shareholder (or any transferee thereof) in accordance with its terms and (y) the termination of the Purchase Agreement in accordance with its terms; provided, further, that no such termination shall relieve any party hereto of liability for any breach of this Agreement prior to such termination.

3.2 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

3.3 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Israel. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought and determined exclusively in the competent courts of Tel Aviv Jaffa, Israel, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum.

3.4 Amendment and Waiver. Any provision of this Agreement hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by all parties hereto and (b) in the case of a waiver, by the party or parties hereto waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

3.5 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

3.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications to Parent, Buyer and the Shareholder shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Person:

Notices to Parent or Buyer:

[H]
[—]
Attn:	[—]
Facsimile:	[—]

Notices to the Shareholder: To the address for notice set forth on the signature page hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[H]

By:
Name:
Title:

[BUYER]

By:
Name:
Title:

SHAREHOLDER:

Name:
Address: